Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP COMPLETES MERGER
WITH HOPEWELL VALLEY COMMUNITY BANK

WOODBRIDGE, NEW JERSEY, January 8, 2016 - Northfield Bancorp, Inc. (Nasdaq: NFBK) (“Northfield”), the holding company for Northfield Bank, announced today the closing of its acquisition of Hopewell Valley Community Bank (“Hopewell Valley”).
As a result of the merger, Hopewell Valley Community Bank will operate as a Division of Northfield Bank. It is anticipated that Hopewell Valley will assume the Northfield Bank name and brand when the integration of the data processing systems is complete, which is expected in April 2016.
The merger expands Northfield’s New Jersey footprint into Mercer and Hunterdon counties, bringing the organization’s presence in New Jersey to 18 branches. Northfield also operates 12 branch locations in Staten Island, New York and nine branch locations in Brooklyn, New York.
“This partnership unites two banks that are known for their superior customer and community service,” stated John W. Alexander, Chairman and CEO of Northfield Bank. "We are excited to expand our New Jersey franchise and welcome the Hopewell Valley customers and employees to the Northfield family.”
In accordance with the terms of the merger, Patrick L. Ryan, Hopewell Valley’s Chairman, has been added to the boards of directors of Northfield and Northfield Bank. Mr. Ryan will serve as a consultant to Northfield through September 1, 2016, to assist in the integration of the two companies. In addition, James Hyman, Hopewell Valley’s President and CEO, will remain with Northfield as Regional President for the Hopewell Valley franchise.
Under the terms of the merger agreement, shareholders of Hopewell Valley elected to receive either 0.9592 shares of Northfield common stock or $14.50 in cash for each share of common stock of Hopewell Valley (including preferred stock of Hopewell Valley deemed converted into Hopewell Valley common stock at a rate of 1.55-to-one), subject to an overall allocation of exchanged shares into 75% stock and 25% cash.  Cash will be paid in lieu of fractional shares at a rate of $16.06 per whole share of Northfield common stock.  Northfield will provide information separately regarding the final results of the consideration election of Hopewell Valley shareholders.
Northfield issued 2,707,381 shares of common stock in the merger (subject to adjustment for cash issued in lieu of fractional shares), and based upon the $15.41 per share closing price of Northfield’s common stock on January 8, 2016, the total transaction value was approximately $55.4 million.
Jefferies LLC served as financial advisor, and Luse Gorman, PC served as legal counsel to Northfield. Sandler O'Neill + Partners, L.P. served as financial advisor, and rendered a fairness opinion in connection with the transaction, and Windels, Marx, Lane & Mittendorf, LLP served as legal counsel to Hopewell Valley.

About Northfield Bank
Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Northfield Bancorp's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may," or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.
In addition to factors previously disclosed in Northfield Bancorp’s reports and other filings with the U.S. Securities and Exchange Commission (the "SEC"), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating Hopewell Valley’s business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of Northfield Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and future legislative and regulatory actions and reforms.
##

CONTACTS:	Northfield Bancorp, Inc.
John W. Alexander, Chairman & CEO
Steven M. Klein, President & COO
(732) 499-7200
jalexander@eNorthfield.com
sklein@eNorthfield.com